                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
                    of the Securities Exchange Act of 1934
                                      or
        Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934

                        Commission File Number:  1-12137

                             Thermo Fibergen Inc.
-------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

                 8 Alfred Circle, Bedford, Massachusetts 01730
                                 (781) 370-1650
-------------------------------------------------------------------------------
             (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
-------------------------------------------------------------------------------
             (Title of Each Class of Securities Covered by this Form)

                                      NONE
-------------------------------------------------------------------------------
        (Titles of All Other Classes for Which a Duty to File Reports
                     Under Section 13(a) or 15(d) Remains)

Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             [x]      Rule 12h-3(b)(1)(i)           [x]
Rule 12g-4(a)(1)(ii)            [ ]      Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(2)(i)             [ ]      Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(ii)            [ ]      Rule 12h-3(b)(2)(ii)          [ ]
Rule 15d-6                      [ ]

Approximate number of holders of record as of the certification
or notice date:                                                         1
                                                                     -------

Pursuant to the requirements of the Securities Exchange Act of 1934, Thermo Fibergen Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 28, 2001        By: /s/ Jonathan W. Painter
                                    -----------------------
                                    Jonathan W. Painter
                                    President and Chief Executive Officer